Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

April 12, 2013

Cousins Properties Incorporated

191 Peachtree Street, NE

Suite 500

Atlanta, Georgia 30303

Re: Registration of 16,507,100 Shares of Cousins Properties Incorporated Common Stock

Ladies and Gentlemen:

We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the offering of shares of common stock, par value $1.00 per share (“Common Stock”), by the Company pursuant to the Underwriting Agreement, dated April 9, 2013 (the “Underwriting Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as representatives of the several underwriters (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 14,354,000 shares of the Company’s Common Stock (the “Firm Shares”) and, at the option of the Underwriters, up to 2,153,100 additional shares of Common Stock pursuant to an overallotment option (such shares, collectively with the Firm Shares, the “Shares”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

Cousins Properties Incorporated

April 12, 2013

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K filed on April 12, 2013 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated April 9, 2013.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP